SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

    Date of Report (Date of                      Commission File Number:
   earliest event reported):

       DECEMBER 16, 1999                                 1-10210

                                  EGLOBE, INC.

             (Exact name of registrant as specified in its charter)

              DELAWARE                                    13-3486421
  (State or other jurisdiction of                (IRS Employer Identification
           incorporation)                                   Number)




                         1250 24th Street, NW, Suite 725
                             Washington, D.C. 20037
               (Address of principal executive offices) (Zip Code)


               Registrant's telephone number, including area code:
                                 (202) 822-8981


          (Former name or former address, if changed since last report)

                                       NA


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                                  EGLOBE, INC.

ITEM 2            ACQUISITION OR DISPOSITION OF ASSETS


     On December 16, 1999, eGlobe, Inc. ("eGlobe"), signed a definitive agreement to merge with Trans Global Communications, Inc. ("TGC"). TGC provides its clients with services that include international and domestic terminations, co-location facilities, switch partitioning and pre-paid calling cards through a facilities-based, direct connection and resale network. TGC has points-of-presence in New York, Los Angeles, San Francisco, Miami, London and Cairo. Through its main switching centers in New York and London, TGC can transport and terminate voice, fax or data calls to any country with a hard wire or cell-based communications system.

         Under the merger agreement, assuming no dissenters, shares of TGC common stock will be converted in the aggregate into the right to receive
40,000,000 shares of eGlobe common stock, plus cash to be paid in lieu of fractional shares. Each share of TGC common stock outstanding immediately prior to the effective time of the merger, assuming no dissenters, would be converted into the right to receive a number of shares of eGlobe Common Stock equal to 40,000,000 divided by the total number of shares of TGC Common Stock outstanding immediately prior to the effective time (the "Exchange Ratio"). The shares of eGlobe common stock held by eGlobe stockholders immediately prior to the merger will remain unchanged by the merger. Upon completion o f the merger, former TGC stockholders will hold approximately 45% of the shares of eGlobe outstanding on a fully diluted basis, assuming the conversion of outstanding preferred stock and options and warrants.

         The merger agreement provides for an escrow to support the indemnity obligations of the TGC stockholders and eGlobe under the merger agreement. The escrow will consist of (i) 5% of the aggregate number of shares of eGlobe Common Stock issuable to TGC Stockholders under the merger agreement, which will be withheld and deposited into escrow to support the indemnity obligations of the TGC Stockholders under the merger agreement, and (ii) an equal number of shares which will be deposited into escrow be eGlobe to support the indemnity obligations of deposited into escrow to support the indemnity obligations of the TGC Stockholders under the merger agreement under the merger agreement. The escrowed shares will be held for one year or longer and will be released only in accordance with the terms of the escrow agreement.

         Upon completion o the merger, a number of TGC directors and officers will assume management and director positions with eGlobe, including Arnold S. Gumowitz (TGC's chairman), Gary S. Gumowitz (TGC's president) and John W. Hughes (TGC's general counsel), as directors and executive officers of eGlobe.

         The merger is expected to be accounted for as a pooling of interests. If the merger is consummated, eGlobe will restate, retroactively at the effective time of the merger, its consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of TGC, as if the companies had been combined at the first date covered by the combined financial statements.

         The merger is expected to qualify as a tax-free reorganization for tax purposes.

         The eGlobe common shares issued to TGC stockholders in connection with the merger will be restricted securities which cannot be resold until they are registered under applicable securities laws. However, the merger agreement requires eGlobe, within 90 days after the effective time of the merger, to

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prepare  and file a  registration  statement  covering  the resale of the eGlobe common stock by the TGC stockholders, and to maintain the effectiveness of this registration statement.

         The merger is subject to several conditions. The issuance of shares by eGlobe in the merger is subject to the approval of eGlobe stockholders. The merger is also subject to receipt of various regulatory approvals, letters from accountants regarding treatment as a pooling of interests for accounting purposes and letters regarding treatment for tax purposes as a tax-free reorganization, [receipt of requisite financing], and other matters. The companies expect to conclude the merger in the first quarter of 2000.

         The Agreement and Plan of Merger dated as of December 16, 1999 by and among eGlobe, eGlobe Merger Sub No. 6, Inc., TGC and the Stockholders of TGC , attached hereto as Exhibit 2.1, contains more detailed information about the terms of the merger.

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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)      Financial statements of Business Acquired

         It is not practicable to provide financial statements for TGC at this time. The statements will be filed as soon as they are prepared and not later than February 29, 2000.

(b)      Pro Forma Financial Information

         It is not practicable to provide pro forma financial statements for TGC at this time. The statements will be filed as soon as they are prepared and not later than February 29, 2000.

(c)      Exhibits.

     2.1 Agreement and Plan of Merger dated as of December 16, 1999 by and among eGlobe, Inc., eGlobe Merger Sub No. 6, Inc., Trans Global Communications, Inc. and The Stockholders of Trans Global Communications, Inc.

     99.1 Press Release, dated December 17, 1999, regarding the Merger Agreement and the transactions contemplated thereby.

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


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          eGLOBE, INC.

Date:  December 30, 1999                   By:  /s/
                                                --------------------------------
                                                Graeme S.R. Brown
                                                 Associate General Counsel and
                                                      Assistant Secretary



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                             EXHIBIT INDEX
                             -------------

Exhibit                       Description                                   Page
-------                       -----------                                   ----

2.1 Agreement and Plan of Merger dated as of December 16, 1999 by and among eGlobe, Inc., eGlobe, Merger Sub No. 6, Inc., Trans Global Communications, Inc., and The Stockholders of Trans Global Communications, Inc.

99.1 Press Release, dated December 17, 1999, regarding the Merger Agreement and the transactions contemplated thereby.


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